Exhibit 24(b)(4.35):  Endorsement E-OPDE-14 to Contract G-TDA-HH (XC/M) and Certificate GTCC-HH(XC/M)

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

This Contract, and the Certificate, if applicable, are hereby endorsed as follows:

The first two sentences of the second paragraph of the section entitled Control of Contract under the General Provisions are deleted and replaced with the following:

Each Participant shall own all amounts held in his or her Individual Account. Each Participant may make any choices allowed by this Contract for his or her Individual Account; however, with respect to a Participant's initial enrollment in the Contract or if a Participant fails to make a selection required to be made under the Contract for his or her Individual Account, the Contract Holder or the administrator of the 403(b) Plan (Plan Administrator) may direct the Company to invest such Participant's amounts in such investment option(s) under the Contract as are identified by the Contract Holder or Plan Administrator until such time as the Participant makes an alternate selection.

Endorsed and made part of this Contract, and/or Certificate on [date].

/s/ Alain M. Karaoglan
President Voya Retirement Insurance and Annuity Company

E-OPDE-14